Exhibit 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880                             Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

REPORTS FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS AND

ANNOUNCES AMENDED CREDIT FACILITY

WAKEFIELD, MASSACHUSETTS, February 21, 2007-American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the quarter and the year ended December 31, 2006.

Comparing the fourth quarter of 2006 with the fourth quarter of 2005:

•	Net revenue was $54,931,000 as compared to $49,783,000, an increase of 10%.

•

Earnings from operations were $4,930,000 as compared to $4,722,000, an increase of 4%. Excluding stock-based compensation expense from 2006 results (discussed below), earnings from operations increased 12%.

•	Net earnings were $2,746,000 as compared to $2,640,000, an increase of 4%. Excluding stock-based compensation expense from 2006 results (discussed below), net earnings increased 13%.

•	Diluted net earnings per share were $0.21, as compared to $0.21. Excluding stock-based compensation expense from 2006 results (discussed below), diluted net earnings per share increased 10%.

•

Diluted cash net earnings per share were $0.28 as compared to $0.27, an increase of 4%. Excluding stock-based compensation expense from 2006 results (discussed below), diluted cash net earnings per share increased 7%.

Comparing the twelve months of 2006 with the same period in 2005:

•	Net revenue was $217,917,000 as compared to $196,928,000, an increase of 11%.

•

Earnings from operations were $20,182,000 as compared to $18,689,000, an increase of 8%. Excluding stock-based compensation expense from 2006 results (discussed below), earnings from operations increased 15%.

•	Net earnings were $11,134,000 as compared to $10,291,000, an increase of 8%. Excluding stock-based compensation expense from 2006 results (discussed below), net earnings increased 17%.

•	Diluted net earnings per share were $0.86 as compared to $0.81, an increase of 6%. Excluding stock-based compensation expense from 2006 (discussed below), diluted net earnings per share increased 15%.

•

Diluted cash net earnings per share were $1.11 as compared to $1.05, an increase of 6%. Excluding stock-based compensation expense from 2006 (discussed below), diluted cash net earnings per share increased 12%.

Patient revenue of the Company’s affiliated dental group practices which are not consolidated with the Company’s financial results was $83,979,000 for the quarter as compared to $76,876,000 for the prior year’s same quarter, an increase of 9.2%. Including Arizona’s Tooth Doctor for Kids, which is consolidated with the Company’s financial results, patient revenue for the quarter was $85,518,000, an increase of 11.2%. Same market revenue growth for the Company’s affiliated dental group practices as measured by patient revenue was 8.5% for the quarter. For the year, patient revenue of the Company’s affiliated dental group practices which are not consolidated with the Company’s financial results was $335,862,000 as compared to $302,982,000 for the prior year, an increase of 10.9%. Including Arizona’s Tooth Doctor for Kids patient revenue for the year was $337,401,000, an increase of 11.4%. Same market revenue growth for the Company’s affiliated dental group practices as measured by patient revenue was 9.6% for the year.

Cash flow from operations was $9,725,000 for the quarter and $31,050,000 for the year. Capital expenditures were $3,880,000 for the quarter and $7,243,000 for the year. The Company completed two de novo facilities during the quarter. During the year the company expanded nine dental facilities and completed three de novo facilities. Amounts paid for affiliations and acquisitions, including contingent payments and affiliation costs, amounted to $20,615,000 for the quarter and $26,659,000 for the year. During the quarter, the Company completed two in-market affiliations which were combined with existing platform affiliated practices. The Company also completed the acquisition of 85% of the assets of Arizona’s Tooth Doctor for Kids during the quarter. During the year, the Company completed one platform acquisition, two platform affiliations and ten in-market affiliations. Affiliations and acquisitions completed during the year generate approximately $38 million in annualized patient revenue.

The Company adopted Statement of Financial Accounting Standards No. 123 (R) “Share-Based Payment,” effective January 1, 2006. As a result, the Company recognized $344,000 in stock-based compensation expense, $230,000 net of tax or $0.02 per diluted share, during the fourth quarter and $1,363,000 in stock-based compensation expense, $900,000 net of tax or $0.07 per diluted share, during the year ended December 31, 2006.

The Company incurred professional fees of approximately $600,000 during the quarter and $1,570,000 for the year related to the previously announced litigation between the Company’s Minnesota subsidiary, PDHC, Ltd., and PDG, P.A., the affiliated practice at Park Dental.

The Company’s debt to total capitalization stood at 23% at December 31, 2006, compared to 24% at December 31, 2005. The Company achieved an annualized cash return on committed capital and cash return on equity for the quarter of 18% and 13%, respectively. Excluding stock-based compensation expense, the Company’s cash return on committed capital for the quarter would have been 19%. The Company achieved a cash return on committed capital and cash return on equity for the year of 18% and 13%, respectively. Excluding stock-based compensation expense, the Company’s cash return on committed capital and cash return on equity for the year would have been 19% and 14%, respectively.

On February 21, 2007 the Company successfully renegotiated its revolving credit facility. The amended credit facility was arranged by KeyBank and other participating banks include JPMorgan, TD Banknorth and Citizens Bank. The Company chose to renegotiate its credit facility to take advantage of the currently favorable credit markets and as a result of the Company’s improved financial position. The renegotiated facility matures in February 2012, has an increased capacity of $75 million and includes improved borrowing rates and other financial covenants.

Cash net earnings and cash earnings from operations are non-GAAP financial measures. In accordance with the requirement of SEC Regulation G, please see the attached financial tables for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measure and all additional reconciliations required by Regulation G.

For further discussion of these events and a comprehensive review of the fourth quarter ended December 31, 2006, the Company will host its previously announced conference call on Thursday, February 22, 2007 at 10:00 a.m. EST, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EST Thursday, March 1.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 22 dental group practices which have 209 dental facilities with approximately 1,944 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2005.

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net revenue	$54,931	$49,783	$217,917	$196,928
Operating expenses:
Salaries and benefits	23,460	21,165	91,282	83,638
Lab fees and dental supplies	8,455	8,071	35,066	31,638
Office occupancy expenses	6,663	6,023	26,404	23,013
Other operating expenses	4,703	4,437	19,084	18,372
General corporate expenses	3,321	2,233	12,696	9,570
Depreciation expense	2,030	1,882	7,845	7,001
Amortization of intangible assets	1,369	1,250	5,358	5,007

Total operating expenses	50,001	45,061	197,735	178,239

Earnings from operations	4,930	4,722	20,182	18,689
Interest expense, net	445	505	1,848	1,804
Minority interest	54	—	54	—

Earnings before income taxes	4,431	4,217	18,280	16,885
Income taxes	1,685	1,577	7,146	6,594

Net earnings	$2,746	$2,640	$11,134	$10,291

Net earnings per common share:
Basic	$0.22	$0.22	$0.91	$0.86

Diluted	$0.21	$0.21	$0.86	$0.81

Weighted average common shares outstanding:
Basic	12,345	12,181	12,301	12,006

Diluted	13,022	12,876	12,916	12,716

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,386	$592
Accounts receivable, net	16,373	15,155
Other current assets	6,860	6,562

Total current assets	24,619	22,309

Property and equipment, net	46,460	45,184

Other non-current assets:
Goodwill	23,091	5,095
Intangible assets, net	101,113	97,260
Other assets	537	798

Total non-current assets	124,741	103,153

Total assets	$195,820	$170,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$29,351	$20,131
Current maturities of debt	81	123

Total current liabilities	29,432	20,254

Non-current liabilities:
Long-term debt	33,807	32,039
Other liabilities	16,216	16,458

Total non-current liabilities	50,023	48,497

Total liabilities	79,455	68,751

Minority Interest	54	—
Commitments and contingencies
Stockholders’ equity	116,311	101,895

Total liabilities and stockholders’ equity	$195,820	$170,646

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands, except per share amounts and statistical data)

(unaudited)

Selected statistical data

	December 31,		% Change
	2006	2005
Number of dental facilities	209	187	11.8%
Number of operatories (1)	1,944	1,761	10.4%
Number of affiliated dentists (2)	470	435	8.0%

Reconciliation of GAAP earnings, as reported, to cash net earnings

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net earnings (as reported)	$2,746	$2,640	$11,134	$10,291
Add: Amortization of intangible assets, net of tax	849	783	3,263	3,049

Cash net earnings (3)	$3,595	$3,423	$14,397	$13,340

Weighted average common shares outstanding	13,022	12,876	12,916	12,716

Diluted net earnings per share	$0.21	$0.21	$0.86	$0.81

Diluted cash net earnings per share (3)	$0.28	$0.27	$1.11	$1.05

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

(unaudited)

Calculation of cash return on committed capital and cash return on equity for the three months and year ended December 31, 2006 and 2005

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Earnings from operations	$4,930	$4,722	$20,182	$18,689
Add back: Amortization of intangible assets	1,369	1,250	5,358	5,007

Cash earnings from operations (4)	$6,299	$5,972	$25,540	$23,696

Annualized cash earnings from operations	$25,196	$23,888

Average committed capital (5)	$141,452	$133,448	$142,128	$124,902
Cash return on committed capital (4)	18%	18%	18%	19%
Net earnings	$2,746	$2,640	$11,134	$10,291
Add back: Amortization of intangible assets, net of taxes	849	783	3,263	3,049

Cash net earnings (3)	$3,595	$3,423	$14,397	$13,340

Annualized cash net earnings	$14,380	$13,692

Average stockholders’ equity (5)	$114,188	$99,436	$109,103	$94,551
Cash return on equity (4)	13%	14%	13%	14%

Patient revenue and same market patient revenue growth (6)

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2006	2005		2006	2005
Patient revenue-affiliated practices:
Same market (7)	$83,375	$76,876	8.5%	$322,897	$294,560	9.6%
Platform dental groups that affiliated with the Company during periods of comparison	2,143	—	—	14,504	8,422	72.2%

Total patient revenue	$85,518	$76,876	11.2%	$337,401	$302,982	11.4%

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

(unaudited)

(1)	An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential equipment.

(2)	Includes full-time equivalent general or specialty dentists employed by or contracted with the affiliated practices, including Arizona’s Tooth Doctor for Kids.

(3)

Cash net earnings and diluted cash net earnings per share are not measures of financial performance under GAAP. Cash net earnings excludes amortization expense related to intangible assets, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, no longer amortize a significant portion of their intangible assets pursuant to Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets. The Company believes that cash net earnings and diluted cash net earnings per share are important financial measures for understanding its relative financial performance.

(4)

Cash earnings from operations is not a measure of financial performance under GAAP. The Company believes that cash return on committed capital and cash return on equity are useful financial measures for understanding its financial performance.

(5)

Average committed capital calculated as average of beginning of quarter and end of quarter debt, including current portion, plus stockholders’ equity. Average stockholders’ equity calculated as average of beginning of quarter and end of quarter stockholders’ equity.

(6)

Includes patient revenue of affiliated dental group practices which are not consolidated with the Company’s financial results and patient revenue of Arizona’s Tooth Doctor for Kids which is consolidated with the Company’s financial results as of December 1, 2006.

(7)	Same market patient revenue includes platform dental group practices that were affiliated with the Company in both periods of comparison.